Exhibit 99.1

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

BENCHMARK ELECTRONICS, INC.

A Texas Corporation

Date of Adoption

May 10, 2006

As Amended

August 13, 2002

May 20, 1997

May 4, 1990

ARTICLES OF AMENDMENT TO

THE ARTICLES OF INCORPORATION

OF

BENCHMARK ELECTRONICS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is Benchmark Electronics, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on May 10, 2006.  The amendment increases the authorized shares of Common Stock of the Corporation from 85,000,000 to 145,000,000 shares.  The amendment changes Article Four of the Corporation’s Articles of Incorporation, and the full text of Article Four as amended is as follows:

ARTICLE FOUR

“Section 4.1.               Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 150,000,000, which shall consist of 145,000,000 shares of Common Stock, par value $0.10 per share, and 5,000,000 shares of Preferred Stock, par value $0.10 per share.

Section  4.2.                Preferred Stock.  The shares of Preferred Stock may be divided into and issued in series.  The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock by fixing the relative rights and preferences of the shares of any series so established, and to increase or decrease the number of shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock to less than the number of shares within such series that are then issues.  The Preferred Stock of each such series shall have such designations, preferences, limitations, or relative rights, as shall be set forth in the resolution or resolutions establishing such series adopted by the Board of Directors.

Section 4.3. Voting Rights.  Except as otherwise expressly provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the exclusive voting power of the Corporation shall be vested in the Common Stock.  Except as expressly provided in such resolution or resolutions, or as otherwise provided by the Texas Business Corporation Act, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders.

Section 4.4. Denial of Preemptive Rights and Cumulative Voting.  No Shareholder shall have any preemptive right whatsoever.  Cumulative voting shall not be permitted.”

ARTICLE THREE

The number of shares of the Corporation outstanding at the time of such adoption was 42,741,029 all of which were entitled to vote on the foregoing amendment.

ARTICLE FOUR

The number of shares voted for such amendment was 34,915,747; the number of shares voted against such amendment was 4,196,822; and the number of shares abstaining from the vote was 65,763.

EXECUTED this 13th day of October, 2006.

BENCHMARK ELECTRONICS, INC.

By:	/s/ Gayla Delly

Name:	Gayla J. Delly

Title:	Chief Financial Officer